Exhibit 10.2

[FORM OF SENIOR SECURED NOTE]

NOTWITHSTANDING ANYTHING CONTAINED IN THIS NOTE TO THE CONTRARY, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 13(a) HEREOF.

Workstream Inc.

Senior Secured Note

Issuance Date: August 29, 2008	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), hereby promises to pay to the order of __________________________ or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, is referred to herein as the “Note”) is being issued pursuant to the Exchange Agreement (as defined below) on the Closing Date (as defined below). Certain capitalized terms used herein are defined in Section 23.

1. MATURITY. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all then-outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges redeemed and/or paid (as the case may be) and the dates of such redemption and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon partial redemption or payment.

2. INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be paid on the Maturity Date to the record holder of this Note in cash. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate then in effect shall be increased by five percent (5%). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading or failure of the Common Shares to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period;

(ii) the delisting or suspension of the Common Shares from an Eligible Market, provided that immediately following such delisting or suspension the Common Shares would not be listed on a designated exchange for purposes of the Income Tax Act (Canada);

(iii) the Company’s failure to deliver the required number of Common Shares within seven (7) Trading Days after the applicable exercise date under the Holder’s 2008 Warrant or (B) notice, written or oral, to the Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for an exercise of any portion of the Holder’s 2008 Warrant that is requested in accordance with the provisions thereof;

(iv) the Company’s or any Subsidiary’s (as defined below) failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least seven (7) days;

(v) the Company fails to remove any restrictive legend on any certificate or any Common Shares issued to the Holder upon exercise of any Securities acquired by the Holder under the Exchange Agreement as and when required by such Securities, the Transaction Agreement, the Exchange Agreement or the Amended Registration Rights Agreement (as the case may be), and any such failure continues uncured for at least ten (10) days;

(vi) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Note;

(vii) the Company or any Subsidiary materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) days;

(viii) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 9 of this Note;

(ix) the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in the Exchange Agreement) of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(x) any Material Adverse Effect (as defined in the Exchange Agreement) occurs;

(xi) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(xiii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(xiv) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company or any of its Subsidiaries, which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment; or

(xv) the Company or any Subsidiary either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP (as defined below), or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate.

(b) Redemption Right. Upon the occurrence of an Event of Default under this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company (regardless of whether such Event of Default has been cured) to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to the product of (i) the sum of the portion of the Principal amount of this Note so elected by the Holder to be redeemed together with accrued and unpaid Interest with respect to such portion and accrued and unpaid Late Charges with respect to such portion and Interest as of such time as the Holder delivers an Event of Default Redemption Notice multiplied by (ii) the Redemption Premium (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company agrees that in the event of the Company’s redemption of any portion of this Note under this Section 3(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 3(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

4. RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and reasonably satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”).

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation (as defined in the Exchange Agreement), Bylaws (as defined in the Exchange Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

6. MANDATORY REDEMPTIONS.

(a) For so long as any of the Notes shall remain outstanding, upon the occurrence of each Disposition, the Company shall use 75% of the Gross Proceeds (as defined below) received (directly or indirectly) by the Company and/or any of its Subsidiaries in connection with such Disposition (the “Applicable Gross Proceeds”) to redeem this Note as set forth herein (each being a “Mandatory Disposition Redemption”) (the remaining 25% of the Gross Proceeds with respect to each applicable Disposition that is retained by the Company or any Subsidiary is referred to herein as the “Gross Proceeds Retained Amount”; provided that if the Gross Proceeds Retained Amount as specified above with respect to a Disposition exceeds $2,500,000, then all amounts of the Gross Proceeds Retained Amount that so exceeds $2,500,000 shall not be retained by the Company or any Subsidiary and shall instead be added to Applicable Gross Proceeds with respect to such Disposition and constitute part of the applicable Mandatory Disposition Redemption Price). With respect to each Disposition, the Company shall deliver a written notice by confirmed facsimile and overnight courier (with next day delivery specified) to all, but not less than all, of the holders of Notes (the “Mandatory Disposition Redemption Notice” and the date such notice is delivered to all such holders is referred to as the “Mandatory Disposition Redemption Notice Date”) stating (a) the date on which the applicable Mandatory Disposition Redemption shall occur (the “Mandatory Disposition Redemption Date”), which date shall be the date such Disposition is consummated, (b) the amount of Applicable Gross Proceeds (as may be increased by the proviso above in this Section 6(a)) with respect to such Disposition and (c) the Mandatory Disposition Redemption Price (as defined below) with respect to such Disposition. The applicable Mandatory Disposition Redemption Notice shall be delivered as soon as practicable prior to the consummation of the applicable Disposition, and the Company shall make a public announcement containing the information set forth in such Mandatory Disposition Redemption Notice on or before the applicable Mandatory Disposition Redemption Notice Date to the extent that the notices contains any, or constitutes, material, non-public information. Redemptions required by this Section 6(a) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 6(a) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company agrees that in the event of the Company’s redemption of any portion of this Note under this Section 6(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. “Mandatory Disposition Redemption Price” means, with respect to a particular Disposition, an amount in cash equal to the product of (i) the Applicable Gross Proceeds (as may be increased by the proviso above in this Section 6(a)) with respect to such Disposition multiplied by (ii) the quotient of (1) the sum of (A) the Principal of this Note outstanding as of the date of redemption, (B) the amount of any accrued and unpaid Interest on this Note through the date of redemption and (C) the amount of any accrued and unpaid Late Charges on such Principal and such Interest specified in clauses (A) and (B) through the date of redemption divided by (2) the sum of (X) the principal amount of all Notes outstanding as of the date of redemption, (Y) the amount of any accrued and unpaid Interest on all Notes through the date of redemption and (Z) the amount of any accrued and unpaid Late Charges on such principal and such Interest specified in clauses (X) and (Y) through the date of redemption. To the extent the Company effects a Mandatory Disposition Redemption under this Note, then the Company must simultaneously take the same action with respect to all the Other Notes.

(b) For so long as any of the Notes shall remain outstanding, upon the receipt (directly or indirectly) by the Company and/or any of its Subsidiaries of any amount of cash, cash equivalents or publicly-traded securities in connection with, arising out of or related to the Merger Agreement (as defined below) (including, without limitation, under Section 7.02(b) of the Merger Agreement) or the termination thereof (in each case, including, without limitation, all judgment and/or settlement (as the case may be) proceeds in connection with, arising out of or related thereto) (all such amounts are referred to herein as “Merger Agreement Amounts”) which in the aggregate exceed $2,000,000 (all such excess Merger Amounts are referred to herein as the “Excess Amounts”), the Company shall use 75% of all Excess Amounts to redeem this Note as set forth herein (each being a “Mandatory Excess Redemption”) (the remaining 25% of the Excess Amounts that are retained by the Company is referred to herein as the “Excess Retained Amount”). With respect to the receipt of Excess Amounts, the Company shall deliver a written notice by confirmed facsimile and overnight courier (with next day delivery specified) to all, but not less than all, of the holders of Notes (the “Mandatory Excess Redemption Notice” and the date such notice is delivered to all such holders is referred to as the “Mandatory Excess Redemption Notice Date”) stating (a) the date on which the applicable Excess Amounts are to be received (the “Mandatory Excess Redemption Date”), which date shall be the date of such receipt, (b) the applicable Excess Amounts to be received and (c) the Mandatory Excess Redemption Price (as defined below) with respect to such applicable Excess Amounts to be received. The applicable Mandatory Excess Redemption Notice shall be delivered as soon as practicable prior to receipt of the applicable Excess Amounts, and the Company shall make a public announcement containing the information set forth in such Mandatory Excess Redemption Notice on or before the applicable Mandatory Excess Redemption Notice Date to the extent that the notices contains any, or constitutes, material, non-public information. Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company agrees that in the event of the Company’s redemption of any portion of this Note under this Section 6(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. “Mandatory Excess Redemption Price” means, with respect to each receipt of the applicable Excess Amounts, an amount in cash equal to the product of (i) the Excess Amounts to be so received multiplied by (ii) the quotient of (1) the sum of (A) the Principal of this Note outstanding as of the date of redemption, (B) the amount of any accrued and unpaid Interest on this Note through the date of redemption and (C) the amount of any accrued and unpaid Late Charges on such Principal and such Interest specified in clauses (A) and (B) through the date of redemption divided by (2) the sum of (X) the principal amount of all Notes outstanding as of the date of redemption, (Y) the amount of any accrued and unpaid Interest on all Notes through the date of redemption and (Z) the amount of any accrued and unpaid Late Charges on such principal and such Interest specified in clauses (X) and (Y) through the date of redemption. To the extent the Company effects a Mandatory Excess Redemption under this Note, then the Company must simultaneously take the same action with respect to all the Other Notes. The Company shall use its good faith best efforts to cause the Merger Agreement Amounts to only constitute cash, cash equivalents or publicly-traded securities.

7. REDEMPTIONS.

(a) Mechanics. The Company shall deliver the Event of Default Redemption Price to the Holder in cash within seven (7) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Mandatory Disposition Redemption Price to the Holder in cash on the applicable Mandatory Disposition Redemption Date. The Company shall deliver the applicable Mandatory Excess Redemption Price to the Holder in cash on the applicable Mandatory Excess Redemption Date. In the event of a redemption of less than all of the then outstanding Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period, or on the date, required (as the case may be), at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Principal amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid by delivering written notice by confirmed facsimile and overnight courier (with next day delivery specified) stating such. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Principal amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing the sum of such Principal amount to be redeemed together with accrued and unpaid Interest with respect to such Principal amount and accrued and unpaid Late Charges with respect to such Principal amount and Interest. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Principal amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

8. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note.

9. COVENANTS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) Permitted Indebtedness and (iii) Indebtedness solely between or among the Company and any of its Subsidiaries.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Indebtedness solely between or among the Company and any of its Subsidiaries), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, take any action or omit to take any action to cause, or that would result in, any amounts which would constitute either Gross Proceeds, Merger Agreement Amounts or Excess Amounts hereunder, if received directly or indirectly by the Company or any of its Subsidiaries, to either not (1) be received directly or indirectly by the Company or any of its Subsidiaries or (2) constitute either Gross Proceeds, Merger Agreement Amounts or Excess Amounts. All Gross Proceeds Retained Amounts (as may be reduced by the proviso in Section 6(a)) and all Excess Retained Amounts shall be used by the Company and the Subsidiaries solely for general working capital purposes and as set forth on Schedule 9(d) attached hereto.

(e) Restriction on Redemption and Cash Dividends; Affiliate Transactions. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital shares without the prior express written consent of the Holder. The Company shall not, and shall cause each Subsidiary to not, enter into any transaction with any of its or their respective current or former officers, directors or employees or pay any amounts to any of them except to the extent provided on Schedule 9(e) attached hereto.

(f) Restriction on Transfer of Assets. The Company shall not, and shall cause each Subsidiary to not, without the prior express written consent of the Holder (which consent shall not be unreasonably withheld (it shall be deemed reasonable for the Holder to withhold consent if proceeds (directly or indirectly) received or to be received in connection with any Disposition include or constitute any consideration other than cash, cash equivalents or publicly-traded securities)), sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $250,000 in any twelve (12) month period and (ii) sales of inventory in the ordinary course of business (such sales, leases, licenses, assignments, transfers, conveyances and other dispositions in clauses (i) and (ii) are each referred to herein as a “Permitted Sale”). Notwithstanding the foregoing, this Section 9(f) shall not be applicable if on the Issuance Date the initial Holder, together with its affiliates, held less than $4,000,000 of the aggregate amount of Indebtedness evidenced by this Note and all the Other Notes.

(g) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, permit any Indebtedness of the Company or any of the Subsidiaries to mature or accelerate prior to the Maturity Date.

(h) New Subsidiaries. Simultaneously with the acquisition or formation of each New Subsidiary (as defined below), the Company shall cause such New Subsidiary to execute, and deliver to each holder of Notes, all Security Documents required to be executed by each of the Current Subsidiaries on the Closing Date.

10. SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Documents and the Guaranties (each as defined in the Exchange Agreement)).

11. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change or amendment to this Note. No consideration shall be offered or paid to the Holder to amend or consent to a waiver or modification of any provision of this Note unless the same consideration is also offered to all of the holders of the Other Notes. The Holder shall be entitled, at its option, to the benefit of any amendment to any of the Other Notes.

12. TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

13. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 1 following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

14. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

16. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

17. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

18. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the fair market value or the arithmetic calculation of any Redemption Price, the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile within two (2) Business Days of receipt, or deemed receipt, of the applicable notice or other event giving rise to such dispute (as the case may be) to the Company or the Holder (as the case may be). If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the applicable Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

19. NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Transaction Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Holder, shall initially be as set forth on the Schedule of Buyers attached to the Transaction Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

20. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

21. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Transaction Documents.

22. GOVERNING LAW. Pursuant to 735 Illinois Compiled Statutes 105/5-5, all questions concerning the construction, validity, enforcement, performance and interpretation of this Note shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

23. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Amended Registration Rights Agreement” means that certain registration rights agreement, dated as of August 3, 2007, by and among the Company and the parties identified on the signature pages thereto, as amended and restated in its entirety as of the Closing Date and as further amended from time to time.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed.

(c) “Closing Date” shall have the meaning set forth in the Exchange Agreement, which date is the date the Company initially issued this Note pursuant to the terms of the Exchange Agreement.

(d) “Common Shares” means (i) the Company’s common shares, no par value per share, and (ii) any capital shares into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

(e) “Current Subsidiaries” means, collectively, Workstream USA, Inc., a Delaware corporation, Paula Allen Holdings, Inc., a Florida corporation, The Omni Partners, Inc., a Florida corporation, 6FigureJobs.com, Inc., a Delaware corporation, and Workstream Merger Sub Inc., a Delaware corporation, and each of the foregoing, individually, a “Current Subsidiary.”

(f) “Disposition” means the sale, lease, license, assignment, transfer, conveyance or other disposition of any assets or rights of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, other than a Permitted Sale.

(g) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the Nasdaq Global Select Market or the Nasdaq Global Market.

(h) “Exchange Agreement” means that certain Exchange Agreement, dated as of August 29, 2008, by and between the Company and the Holder, as amended from time to time.

(i) “Exchange Agreements” means, collectively, the Exchange Agreement and the Other Exchange Agreements (as defined below), as amended from time to time.

(j) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Exchange Agreement)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(k) “GAAP” means United States generally accepted accounting principles, consistently applied.

(l) “Gross Proceeds” means all proceeds in respect of the applicable Disposition (including, without limitation, all installment obligations and earn-out and other contingent payments) net of any income taxes required to be paid by the Company or any Subsidiary (as the case may be) solely in connection with or solely arising out of such Disposition; provided that the foregoing cash proceeds shall not be reduced by any other amount, including, without limitation, the actual reasonable legal, accounting, investment banking, broker and other professionals’ fees incurred by the Company by virtue of the applicable Disposition). Any dispute as to the arithmetic calculation of Gross Proceeds shall be resolved pursuant to Section 18 above, with the term “Gross Proceeds” being substituted for the term “fair market value.”

(m) “Interest Rate” means seven percent (7%) per annum, provided that the Interest Rate shall be increased to twelve percent (12%) per annum from and after the first (1st) anniversary of the Issuance Date if less than fifty percent (50%) of the sum of (i) the original Principal amount of this Note plus (ii) all accrued and unpaid Interest on such Principal through such first anniversary plus (iii) accrued and unpaid Late Charges on such Principal and Interest through such first anniversary has been paid to the Holder on or prior to such first anniversary.

(n) “Maturity Date” shall mean the two (2) year anniversary of the Issuance Date; provided, however, that the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date.

(o) “Merger Agreement” means that certain Agreement and Plan of Merger, dated February 12, 2008, among the Company, Workstream Merger Sub Inc., a wholly-owned subsidiary of the Company, Empagio Acquisition LLC and SMB Capital Corporation.

(p) “New Subsidiaries” means, as of any date of determination, any Person (i) in which the Company on or after the date of the Exchange Agreement, directly or indirectly, owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) in which the Company on or after the date of the Exchange Agreement, directly or indirectly, controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, individually, a “New Subsidiary.”

(q) “Notes” means, collectively, this Note and all the Other Notes.

(r) “Other Exchange Agreements” means, collectively, those certain separate exchange agreements, each dated as of August 29, 2008, (other than the Exchange Agreement) by and between the Company and each of the parties thereto, as amended from time to time.

(s) “Other Notes” means, collectively, all senior secured notes issued on the Closing Date by the Company pursuant to the Other Exchange Agreements, and shall include all senior secured notes issued in exchange therefor or replacement thereof.

(t) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(u) “Permitted Liens” means (i) any Lien for taxes, assessments and governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing Permitted Indebtedness and (v) Liens securing the obligations of the Company and the Subsidiaries under the Notes.

(v) “Permitted Indebtedness” means (i) total Indebtedness of the Company and the Subsidiaries not to exceed $2 million in the aggregate outstanding at any time; provided, however, that such Indebtedness shall be made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later; (ii) equipment leases and purchase money obligations of the Company and the Subsidiaries not to exceed $1,000,000 in the aggregate outstanding at any time, and (iii) Indebtedness evidenced by this Note and the Other Notes.

(w) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(x) “Principal Market” means the Nasdaq Capital Market.

(y) “Redemption Notices” means, collectively, the Event of Default Redemption Notice, the Mandatory Excess Redemption Notice and each Mandatory Disposition Redemption Notice, and each of the foregoing, individually, a “Redemption Notice.”

(z) “Redemption Premium” means 110%.

(aa) “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Mandatory Excess Redemption Price and each applicable Mandatory Disposition Redemption Price, and each of the foregoing, individually, a “Redemption Price.”

(bb) “SEC” means the United States Securities and Exchange Commission.

(cc) “Security Agreement” means that certain security agreement, dated as of the Closing Date, by and among the Company, the Subsidiaries and the initial holders of the Notes, as amended from time to time.

(dd) “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(ee) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ff) “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(gg) “Transaction Agreement” means that certain Transaction Agreement, dated as of July 25, 2007, by and among the Company and the investors listed on the Schedule of Buyers attached thereto, as amended by the Exchange Agreements and as further amended from time to time.

(hh) “Transaction Documents” means, collectively, the Transaction Documents (as defined in the Transaction Agreement) and the Exchange Documents (as defined in the Exchange Agreement), as amended from time to time.

24. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its subsidiaries, the Company shall within two (2) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or any of its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Transaction Agreement or under Section 4(f) of the Exchange Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMPANY:

WORKSTREAM INC.

By:
Name:
Title: